Exhibit 99

Contact:

Rod Hise

The Luminis Group, Ltd. for Exact Sciences Corp.

608-807-4607

rod@luminisgroupltd.com

For Immediate Release

Exact Sciences reports third-quarter 2012 financial results

MADISON, Wis., Oct. 30, 2012 — Exact Sciences Corp. (Nasdaq: EXAS) today announced its financial results for the quarter ended Sept. 30, 2012.

Exact reported total revenues of $1.0 million for the third quarter of 2012 and the third quarter of 2011.  Total revenues for each of the nine-months ended Sept. 30, 2012, and Sept 30, 2011, were $3.1 million.

Exact reported a net loss of ($13.0) million, or ($0.21) a share, for the third quarter of 2012. The company had a net loss of ($7.8) million, or ($0.15) a share, for the same period of 2011.  The net loss for the nine-month period ended Sept. 30, 2012, was ($38.4) million, or ($0.66) a share.  The company’s net loss for the same period of 2011 was ($18.8) million, or ($0.36) a share.

Operating expenses for the quarter ended Sept. 30, 2012, were $14.0 million, compared to $8.9 million for the third quarter of 2011.  Operating expenses for the first nine months of 2012 totaled $41.7 million, compared to $22.0 million during the same period of 2011.  Operating expenses for the quarter and nine-month period ended Sept. 30, 2012, increased from the same periods a year ago primarily because of the ongoing clinical trial of the company’s non-invasive colorectal cancer screening test.

Exact ended the third quarter of 2012 with cash, cash equivalents and marketable securities of $118.6 million, compared to $93.4 million at Dec. 31, 2011.  The company completed a $57.8-million secondary stock offering in August.

“We are very pleased with the positive data presented recently at the American Association for Cancer Research meeting” said Kevin T. Conroy, the company’s president and chief executive. “It gives us confidence that the DeeP-C trial will deliver strong results.  Both our test and the automation system that will be used to process clinical trial samples performed well in that study.”

Third-Quarter Conference Call & Webcast

Company management will host a conference call and webcast on Tuesday, Oct. 30, 2012, at 10 a.m. ET to discuss third-quarter results. The webcast will be available at www.exactsciences.com. Domestic callers should dial 877-212-6082 and international callers should dial 707-287-9332.  An archive of the webcast and a replay of the conference call will be available at www.exactsciences.com or by calling 855-859-2056 domestically or 404-537-3406 internationally. The access code for the conference call and replay is 85067696. The conference call, webcast and replay are open to all interested parties.

About Exact Sciences Corp.

Exact Sciences Corp. is a molecular diagnostics company focused on colorectal cancer. The company has exclusive intellectual property protecting its non-invasive, molecular screening technology for the detection of colorectal cancer. Stool-based DNA technology is included in the colorectal cancer screening guidelines of the American Cancer Society and the U.S. Multi-Society Task Force on Colorectal Cancer.  For more information, please visit the company’s website at www.exactsciences.com.

Certain statements made in this news release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, that are intended to be covered by the “safe harbor” created by those sections.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or other comparable terms.  Forward-looking statements in this news release may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected operating losses, anticipated results of our pivotal clinical trial, expectations concerning our ability to secure FDA approval of our Cologuard test, expected license fee revenues, expected research and development expenses, expected general and administrative expenses and our expectations concerning our business strategy.  Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q.  We urge you to consider those risks and uncertainties in evaluating our forward-looking statements.  We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.  Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Statements of Operation Data

(Amounts in thouands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenue:
Product royalty fees	$—	$4	$—	$14
License fees	1,036	1,035	3,108	3,107
	1,036	1,039	3,108	3,121
Cost of revenue:
Product royalty fees	—	6	—	18
Gross profit:	1,036	1,033	3,108	3,103

Operating Expenses:
Research and development	10,491	6,110	31,692	14,296
General and administrative	2,547	1,951	7,085	5,931
Sales and marketing	1,006	815	2,931	1,763
	14,044	8,876	41,708	21,990

Loss from operations	(13,008)	(7,843)	(38,600)	(18,887)

Interest income	67	75	188	131
Interest expense	(11)	(5)	(21)	(15)

Net loss	$(12,952)	$(7,773)	$(38,433)	$(18,771)

Net loss per share - basic and diluted	$(0.21)	$(0.15)	$(0.66)	$(0.36)

Weighted average common shares outstanding - basic and diluted	60,531	52,443	58,104	52,129

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Balance Sheet Data

(Amounts in thousands)

	September 30,	December 31,
	2012	2011
Assets
Cash and cash equivalents	$12,660	$35,781
Marketable securities	105,912	57,580
Prepaid expenses and other current assets	1,252	1,034
Property and equipment, net	3,629	2,558
Total assets	$123,453	$96,953

Liabilities and stockholders’ equity
Total current liabilities	$9,612	$7,977
Long term obligations	1,796	1,000
Long term accrued interest	57	42
Deferred license fees, less current portion	1,331	4,439
Total stockholders’ equity	110,657	83,495
Total liabilities and stockholders’ equity	$123,453	$96,953